THE TAIWAN FUND, INC. REVIEW
December 2006

HSBC Investments (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371
Portfolio Review
Market Review:
The Taiwan Stock Exchange Index (“TAIEX”) rose by 2.6% in U.S. dollar terms in December. Both foreign investors and proprietary traders were net buyers and bought NT$72.6 billion and NT$3.0 billion, respectively. Local institutions also turned net buyers and bought NT$1.3 billion. On the economic front, Taiwan’s Central Bank raised annual interest rates across the board by 12.5 basis points in December. Taiwan’s seasonally-adjusted unemployment rate rose to 3.9% in November. In November, Taiwan’s exports grew by 8.2% year on year (yoy) to US$19.5 billion, while imports rose by 7.9% yoy to US$17.1 billion. The Leading Index fell by 0.1% to 109. Despite the boost from financial indicators, the Leading Index fell because of weak exports. In terms of sector performance, textile (+9.1%) and steel (+6.5%) outperformed other sectors in December. On the other hand, automobile (-1.9%) and construction (-1.1%) were underperforming sectors in December.
Fund Performance Review:
The Fund underperformed its benchmark by 1.5% in December. Overweight positions in the Personal Computer component sector and underweight positions in the foundry sector contributed positively to Fund performance. Overweight positions in the handset sector and underweight positions in the petrochemical sector negatively contributed to performance of the Fund.
Investment Strategy:
As a result of strong liquidity in the region, strengthening local currency and renewed participation of retail investors in the market, the Taiwan index managed to close at a 6-year high. Over the next 12 months, HSBC Investments (Taiwan) Limited (“HSBC Taiwan”) believes liquidity could continue to play an important role and could possibly bring the market up further. Expectations of possible improvements in the cross strait relationship with the People’s Republic of China could strengthen local currency against the US dollar. The possibility of an increase in foreign led mergers and acquisitions (“M&A”)or leveraged buy out (“LBO”) activities could help support market sentiment. More importantly, a turnaround in the technology sector precipitated by the Vista launch and the peaking out of inventories could impact technology corporate earnings for 2007 positively.
Recent intensive capital reductions and LBO/M&A activities in Taiwan’s banking and electronics sectors have triggered valuation realization and, consequently, a re-rating of Taiwanese stocks. Foreign buying of local attractively-valued stocks has boosted local investor confidence. With liquidity remaining abundant and Taiwan market fundamentals showing a favorable trend, a reversal of the money outflow trend over the past few years is possible over the next twelve months. The recent strong performance of low-priced stocks implies that speculative local money is coming back. With indicators of retail participation still at extremely low levels, HSBC Taiwan believes that the trend of returning retail money is only beginning.
HSBC Taiwan expects the current strong momentum of the TAIEX to continue beyond 2007 due to lagging performance relative to international markets, stable shareholding structure, and the promising earnings outlook for next year. Technology remains HSBC Taiwan’s favorite sector due to our view of a favorable technology cycle for 2007-2008. HSBC Taiwan is also positive on non-tech stocks including those that are benefiting from continued strong China demand, and/or an expected recovery of domestic demand in Taiwan. In addition, HSBC Taiwan will analyze certain deep-valued financials which appear to have bottomed out.
Total Fund Sector Allocation

	% of	% of
As of 12/31/06	Total Fund	TAIEX
Semiconductor Manufacturing	15.0	13.36
PC & Peripherals	14.7	17.93
Telecommunication	13.7	9.51
Electronic Components	11.3	3.58
Electronics	8.4	1.36
Financial Services	7.3	15.95
IC Design	6.3	3.22
TFT-LCD	5.5	4.61
Memory IC	3.9	2.57
Construction	3.7	1.62
Iron & Steel	2.8	2.91
Paper & Pulp	2.1	0.38
Plastics	2.0	9.23
Textiles	0.8	1.56
Wholesale & Retail	0.4	0.78
Transportation	0	2.06
Others	0	2.04
Chemicals	0	1.43
Cement	0	1.07
Electric & Machinery	0	1.03
Automobile	0	0.96
Foods	0	0.94
Rubber	0	0.69
Elec. Appliance & Cable	0	0.59
Glass & Ceramics	0	0.33
Tourism	0	0.29
Computer Service and Software	0	0.00
Biotech	0	0.00
Securities	0	0.00
Total	97.9	100.00
Cash	2.1

Technology	78.8	56.14
Non-Technology	11.8	27.91
Financial	7.3	15.95
Total Net Assets: US$319.82Million
Top 10 Holdings of Total Fund Portfolio

As of 12/31/06	% of Total Portfolio

Hon Hai Precision Industry Co. Ltd.	5.64

Siliconware Precision Industries Co.	4.85

Taiwan Semiconductor Manufacturing Co. Ltd.	4.54

High Tech Computer Corp.	4.46

MediaTek, Inc.	4.27

D-Link Corp.	4.06

Synnex Technology International Corp.	3.76

Cathay Financial Holding Co. Ltd.	3.73

Catcher Technology Co. Ltd.	3.30

Au Optronics Corp.	2.78

Total	41.39
NAV: US$19.54   Price: US$18.50   Discount:-5.32%
No. of Shares: 16.4Million

Returns in US$ (%) (a)

	The Taiwan Fund, Inc.	TSE Index (b)	TAIEX Total Return Index (d)
One Month	1.14	2.62	2.62
Fiscal Year to Date (c)	12.36	19.43	19.57
One Year	14.74	20.32	25.32
Three Years	14.10	11.42	15.66
Five years	7.87	8.64	N/A
Ten Years	0.69	-0.49	N/A
Since Inception	10.54	11.09	N/A

(a)	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

(b)	Returns for the TSE Index are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns.

(c)	The Fund’s fiscal year commences on September 1.

(d)	The TAIEX Total Return Index commenced 1/1/2003.
Premium/Discount of TWN
Market Data

	As of 11/30/06	As of 12/31/06
TAIEX	7567.72	7823.72
% change in NTD terms	7.782	3.382
% change in USD terms	10.580	2.622
NTD Daily avg. trading volume (In Billions)	106.99	111.23
USD Daily avg. trading volume (In Billions)	3.31	3.41
NTD Market Capitalization (In Billions)	17967.84	18901.99
USD Market Capitalization (In Billions)	555.33	579.90
FX Rate: (NT$/US$)	32.355	32.595
Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.
The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.
Lead Fund Manager: Chihhui Lee
Deputy Fund Manager: Steven Chan

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